Exhibit 10.2

SUMMARY OF AT-WILL EMPLOYMENT ARRANGEMENT BETWEEN THE COMPANY AND ANNE BRENNAN

Anne Brennan was appointed Interim Chief Financial Officer of Openwave Systems Inc., effective January 13, 2008. As part of her duties, Ms. Brennan will serve as the Company’s principal financial and accounting officer until a new Chief Financial Officer is named by the Company.

Ms. Brennan’s initial compensation as Interim Chief Financial Officer is an annual base salary of $239,000. Ms. Brennan is also eligible for a quarterly incentive cash compensation award targeted at 35% of her annual base salary (i.e., $20,913 for each quarter, at her initial base salary). Her actual incentive compensation will be determined based upon a combination of Openwave’s achievement level against financial and other performance objectives established by the Chief Executive Officer and the Chief Executive Officer’s assessment of her individual performance, and may result in a payment that is below, at, or above target. Additionally, Ms. Brennan is entitled to a $5,000 monthly bonus payment for a period of six months or until such time as the Company has named a new Chief Financial Officer, whichever occurs first.

Ms. Brennan is also (i) a party to the Openwave’s standard executive change of control severance agreement, (ii) a beneficiary under Openwave’s Executive Severance Benefit Policy, (iii) a party to Openwave’s standard director and executive officer indemnification agreement and (iv) a party to Openwave’s standard confidential information and invention assignment agreement.